Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Yoshitsu Co., Ltd of our report dated August 15, 2022, which contains an explanatory paragraph regarding the effects of retrospective adjustments related to the business combination under common control as described in Note 1 and 11, which were audited by other auditors, with respect to our audit of the consolidated balance sheet of Yoshitsu Co., Ltd as of March 31, 2022, and related consolidated statements of operations and comprehensive income(loss), changes in shareholders’ equity and cash flows for each of two years in the period ended March 31, 2022, appearing in the annual report on Form 20-F of Yoshitsu Co., Ltd for the year ended March 31, 2023. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement. We ceased to be the auditors of Yoshitsu Co., Ltd on December 11, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after such date.

/s/ Friedman LLP

New York, New York

August 18, 2023